AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is entered into by Eagle Broadband, Inc. (“Company”) and Richard H. Sanger, Jr. (“Employee”), to be effective as of April 27, 2006 (the “Effective Date”).

WITNESSETH:

WHEREAS, Employee has been employed by Company since July 21, 2004; and

WHEREAS, the Company desires to continue to employ Employee from and after the Effective Date pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee desires to continue to be employed by Company pursuant to such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, the Company and Employee agree as follows:

ARTICLE 1:

EMPLOYMENT AND DUTIES

1.1  The Company agrees to employ Employee, and Employee agrees to be employed by the Company, beginning as of the Effective Date and continuing until the date of termination of Employee’s employment (“Termination Date”) or the expiration of this Agreement by its terms at the end of the Term and any renewals thereof (“Expiration Date”), subject to the terms and conditions of this Agreement. The “Employment Period,” as used herein, shall mean the period commencing on the Effective Date, and ending on the earlier of the Termination Date or the Expiration Date. The “Term,” as used herein, shall mean the period commencing on the Effective Date, and expiring on July 21, 2010.

(a)  At least thirty (30) days prior to the expiration of the Term (and each mutually agreed to extension thereof), the Board of Directors of the Company (the “Board”) shall notify the Employee, in writing pursuant to Section 5.1, of the Board’s desire to continue Employee’s employment beyond the end of the Term (or any mutually agreed to extension thereof). If the Board desires to retain the Employee, then the parties shall amend this agreement to extend the Employment Period for an additional two (2) year period (“Extension Period”), and the Term (or any mutually agreed to extension thereof) shall be extended for an additional two (2) years, or a new employment agreement (on substantially the same terms as this Agreement) shall be negotiated, prepared, and put into effect prior to the end of the Term (or any mutually agreed to extension thereof); however if the parties cannot agree to the terms of a new agreement by the expiration of the Term (or any mutually agreed to extension thereof), then Employee’s employment shall terminate at the end of the Term (or any mutually agreed to extension thereof), and shall be subject to Section 3.2(b).

(b)  For the avoidance of doubt it is the parties’ understanding that if this Agreement is extended for an Extension Period or any subsequent Extension Period, at the end of any such Extension Period, the provisions of Section 1.1(a) shall apply, and any reference in this Agreement to the Term shall include any mutually agreed extension thereof, whether or not expressly noted.

1.2  Beginning as of the Effective Date and throughout the Term (and mutually agreed to extension thereof), Employee shall be employed as Vice President of Administration and Corporate Secretary of the Company. Employee shall report to the President and Chief Executive Officer. Employee agrees to serve in such position, and to perform diligently and to the best of Employee’s abilities the duties and services pertaining to such positions as reasonably determined and assigned by the President and Chief Executive Officer, as well as such additional or different duties and services appropriate to such positions which the Employee from time to time may be directed to perform by the President and Chief Executive Officer.

1.3  Employee shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time, including, without limitation, the Company’s Employee Handbook and Code of Business Ethics. Without limiting the foregoing, Employee acknowledges that Employee has read the Company’s “Pre-clearance and Blackout Policy,” “Insider Trading Policy” and “Section 16 Compliance Program”, and Employee accepts the status of an “Insider” under such policies, and Employee agrees to comply with such policies.

1.4  Employee shall, during the Employment Period, devote Employee’s full business time, energy, and best efforts to the business and affairs of the Company. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee’s performance of Employee’s duties hereunder, is contrary to the interest of the Company or any of its affiliated subsidiaries and divisions (collectively, “Eagle Broadband, Inc.”), or requires any significant portion of Employee’s business time. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities that do not conflict with the business and affairs of the Company or interfere with Employee’s performance of his duties hereunder.

1.5  Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company and to do no act which would, directly or indirectly, injure any such entity’s business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to the Company, Employee agrees that, during the Employment Period, Employee shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. Moreover, during the Employment Period Employee shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval in accordance with this Agreement and the Company’s policies and procedures.

1.6 After the Employment Period, Employee shall, at the request of the Company, render all reasonable assistance and perform all lawful acts that the Company reasonably considers necessary or advisable in connection with any litigation involving the Company or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of the Company; provided, however, Employee shall be compensated for his reasonable expenses, and reasonable efforts will be made to accommodate Employee’s schedule.

ARTICLE 2:

COMPENSATION AND BENEFITS

2.1  During the Employment Period, the Employee shall receive a base salary (“Base Salary”) of One Hundred and Seventy-Five Thousand Dollars ($175,000) per annum, less all required deductions, including but not limited to federal withholding, social security and other taxes, and payable bi-weekly on the Company’s regular payroll schedule. In the future, after each anniversary date during the Employment Period hereof, Employee’s salary shall be reviewed by the Board or the Compensation Committee thereof and may be increased as determined from time to time by the Board. Any increase in the Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement. During the Term (and each mutual extension thereof), the Base Salary (as increased from time to time) shall not be reduced.

2.2  During the Employment Period, the Employee shall receive grants of shares of common stock of the Company based on the attainment of the following objectives:

25,000 shares when Eagle Broadband, Inc. stock reaches $3.00 per share (adjusted for stock splits, stock dividends or other recapitalizations).

25,000 shares when Eagle Broadband, Inc. records a profitable quarter.

2.3  During the Employment Period, the Employee shall be entitled to participate in incentive, savings, and retirement plans, and other standard benefit plans afforded to executive-level employees of the Company, including, without limitation, all medical, dental, disability, group life, accidental death, D&O indemnity, and travel accident insurance plans and other programs of the Company, to the extent Employee is otherwise eligible under the terms and conditions of the applicable plan or policy, and as such plans or policies may be from time to time be amended, modified or terminated by the Company without prior notice. Dependents of Employee may participate in such plans to the extent allowed for other dependents of executive level employees of the Company as allowed by the applicable plan. This Agreement shall not be construed to limit in any respect the Company’s right to establish, amend, modify, or terminate any benefit plan or policy. Furthermore, the Company shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any incentive compensation, employee benefit, or stock or stock option program or plan, so long as such actions are similarly applicable to covered employees generally.

2.4  During the Employment Period, the Company shall pay or reimburse Employee for all actual, reasonable, and customary expenses incurred by Employee in the course of his employment, including business-related travel expenses, subject to the terms of and Employee’s compliance with the Company’s Expense Policy, as amended from time to time, and any other applicable Company policies related to business expenses.

2.5  During the Employment Period, the Employee shall be entitled to four weeks of vacation, fully paid, per calendar year. Any unused vacation can be carried over each year and will be paid as compensation upon termination of employment.

2.6  The Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3:  TERMINATION OF EMPLOYMENT

AND EFFECTS OF SUCH TERMINATION:

3.1  (a)Employee’s employment shall be terminated during the Employment Period by reason of the following circumstances:

(i)  Death of Employee.

(ii)  Permanent Disability. “Permanent Disability” shall mean Employee’s physical or mental incapacity to perform his usual duties, with such condition likely to remain continuously and permanently as determined by the Board or Board of Directors. The decisions as to whether and as of what date Employee has become permanently disabled are delegated to the Board of Directors for determination, and any dispute of Employee with any such decision shall be limited to whether the Board of Directors reached such decision in good faith.

(iii)  Voluntary Termination. “Voluntary Termination” shall mean a termination of employment at the election of Employee. Employee will provide the Company with thirty (30) days advance notice of his intent to terminate his employment voluntarily. Employee shall continue to remain an employee of the Company through the thirty (30) day notice period and will perform such duties, if any, assigned to him by the Company during the notice period. Notwithstanding the foregoing, the Company may, at its option, waive the Employee’s obligation to remain an employee during all or any portion of the thirty (30) day notice period, in which case Employee’s employment shall cease immediately.

(iv)  Termination by Company for Cause. “Termination for Cause” shall mean a termination of employment immediately upon written notice to the Employee from the Company that an event constituting “Cause” has occurred. For purposes of this Agreement, the term “Cause” shall be defined as: (a) a material act of dishonesty or fraud; (b) a knowing and material violation of any written policy of the Company or applicable to the Company’s operations; (c) a knowing and material violation of an applicable law, rule, or regulation that exposes the Company to damages or liability; (d) a material breach of fiduciary duty; (e) conviction of a felony or (f) a failure to follow the reasonable directions of the Chief Executive Officer or the Board of Directors. In the event that Employee is terminated for Cause, Employee shall be provided with notice of such termination in accordance with Section 5.1 below.

(b)  In the event Employee’s employment terminates as a result of any of the circumstances described in Section 3.1(a)(i) through (iv) above, all future compensation to which Employee would otherwise be entitled and all future benefits for which Employee is eligible shall cease and terminate as of the Termination Date, except as specifically provided in this Section 3.1, for prorated portions of any bonuses earned or due Employee, and the terms of any of the Company’s health or welfare plans. Employee shall also receive payment, if any, for accrued and unused vacation as set forth in Section 2.5

(c)  Notwithstanding anything contained in Section 3.1(b), in the event that Employee’s employment terminates as a result of death or permanent disability resulting from any accident or incident beyond Employee’s control that occurs while Employee is traveling on Company business or is in the course and scope of employment (excluding any accident or incident occurring when Employee is traveling within Houston and to or from his normal place of business or his residence), the preceding paragraph shall not apply, and instead Employee (or his Estate, as the case may be) shall be entitled to receive payment subject to and calculated in accordance with the provisions of Sections 3.2(a) and 3.2(a)(i) through (iii) below.

3.2  The Company reserves the right to terminate Employee’s employment for any reason other than the circumstances described in Sections 3.1(a)(i) through 3.1(a)(iv) above, or to end Employee’s employment upon the expiration of the Term.

(a)  If the Termination Date occurs during the Term (or any mutual extension thereof) other than because of the circumstances described in Sections 3.1(a)(i) through 3.1(a)(iv) above, after Company’s receipt of a full release of all claims against the Company (excluding only payments called for under this Agreement or benefits and payments to be payable after Termination Date under any of the Company’s health or welfare plans) Company shall pay Employee (subject to required taxes and withholdings) as follows:

(i)  pro rata Base Salary through the Termination Date and prorated bonuses earned through the Termination Date, paid in a lump sum;

(ii)  payment, if any, for accrued and unused vacation days, paid in a lump sum; and

(iii)  the Employee’s Base Salary for a one-year period, paid on the Company’s normal payroll schedule.

(b)  Termination of the employment relationship as a result of expiration of the Term of this Agreement shall not require any notice of termination, and Employee shall only be entitled to the payments stipulated in (i) and (ii) above, but not any other payments.

3.3  Any Termination Payment paid to Employee pursuant to Section 3.2 shall be in consideration of Employee’s continuing obligations under Article 4. Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended), maintained by the Company except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of the Company.

3.4  Termination of the employment relationship does not terminate those obligations imposed by this Agreement that are continuing obligations, including Employee’s obligations under Article 4.

ARTICLE 4:  OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY

AND CONFIDENTIAL INFORMATION; NON COMPETITION AGREEMENT:

4.1  All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products or services of the Company (including, without limitation, all such information relating to corporate opportunities, confidential financial information, research and development activities, sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or potential customers and their requirements, the identity of key contacts within the customers’ organizations or within the organizations of acquisition prospects, marketing and merchandising techniques, prospective names, and marks), and all writings or material of any type embodying any of such items, shall be the sole and exclusive property of the Company.

4.2  Employee acknowledges that the businesses of the Company are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates (including but not limited to the products and/or services marketed, advertised, and/or sold to customers and prospective customers, and the prices charged or quoted to them for such products and/or services, and the business activities, needs, and requirements for products and/or services of such customers or prospective customers) all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in its business to obtain a competitive advantage over its competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Employee hereby agrees that Employee will not, at any time during or after the Employment Period, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of Employee’s employment responsibilities hereunder. Confidential business information shall not include information that is now in, or hereafter becomes part of, the public domain, whether by publication, patenting or otherwise than as a result of the Employee’s breach of this Agreement; information that the Employee can show, through documentary evidence, already was in Employee’s possession prior to its receipt from the Company hereunder; information which, subsequent to its receipt hereunder, is disclosed, without obligation or confidence, to the Employee hereunder by a third party not known to be under an obligation of confidence to Company hereunder; or information that the Company authorizes for public release. The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial arbitration, dispute resolution or other legal proceeding in which Employee’s legal rights and obligations as an Employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to the Company of Employee’s intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which Employee will cooperate with and will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

4.3  All written materials, records, and other documents made by, or coming into the possession of, Employee during the Employment Period which contain or disclose confidential business information or trade secrets of the Company shall be and remain the property of the Company, as the case may be. Upon termination of Employee’s employment with the Company, for any reason, Employee promptly shall deliver the same and all copies thereof to the Company.

4.4  To enable Employee to perform the duties contemplated by this Agreement, the Company promises that it will disclose confidential information, including confidential business information and trade secrets of the nature described or referenced in Sections 4.1 through 4.3 above, during the Employment Period and before termination of the employment relationship established by this Agreement. In return for and ancillary to the promise made by the Company to make such disclosure, (and ancillary to the other covenants of the Company under this Agreement)” Employee hereby makes a reciprocal promise designed to enforce the Company’s interest in protecting its confidential information and its goodwill. Accordingly, Employee promises to comply with the obligations set forth in Sections 4.1 through 4.3 above, and furthermore, Employee agrees that, during Employee’s employment with the Company and for eighteen (18) months following the termination of Employee’s employment, the Employee will not, directly or through any other person, firm, or corporation:

(a)  in any state of the United States of America in which the Company presently does business or does business during Employee’s employment perform services as an employee, officer, director or independent contractor for any Competing Enterprise (as defined below);

(b)  be an owner, shareholder (except for the ownership by Employee of less than Five Percent (5%) of the equity securities of any publicly-traded company), agent, or partner of, or serve in an executive position with, any Competing Enterprise;

(c)  call on or otherwise communicate with any customer or prior customer of the Company or any business referral sources or vendors to the Company including any respective successors and assigns, for the purpose of soliciting business for a Competing Enterprise or for someone other than the Company; or

(d)  do anything to interfere with the normal operation of the businesses of the Company including, without limitation, make any effort personally or through others to recruit, hire, or solicit any employee or independent contractor of the Company to leave the Company, or to interfere in any way with the Company’s relationships with its customers or suppliers.

For purposes of this Section, the term “Competing Enterprise” shall mean: any person or any business organization of whatever form, excluding the Company, engaged directly or indirectly in any business or enterprise whose business activities involve the lines of business described in the Company’s most recent Form 10-K filed with the Securities & Exchange Commission at the time of termination of this Agreement, along with any lines of business added by the Company from the date of filing such 10-K to the date of termination of the Employee’s employment.

ARTICLE 5:  MISCELLANEOUS:

5.1  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or the Company, as applicable, by pre paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to

Eagle Broadband, Inc.

101 Courageous Drive

League City, Texas 77573

If to Employee, to his last known personal residence.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

Notwithstanding the foregoing, any Notice of Termination pursuant to Article 3 may be delivered to the Employee in accordance with the above sentences in this Section 5.1, or by e-mail to the Employee’s Company e-mail address, and in the event of such delivery by e-mail, the Delivery Date shall be conclusively determined to be the date when such e-mail was received on the Company’s server regardless of the date when such e-mail was opened by the Employee.

5.2  This Agreement shall be governed by and construed and enforced, in all respects in accordance with the law of the State of Texas, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that the dispute resolution process in Section 5.5 shall govern in all respects with regard to the resolution of disputes hereunder.

5.3  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.4  It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

5.5  It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any claim or controversy of whatever nature arising from or relating in any way to this Agreement or the employment of the Employee by the Company, and any continuing obligations under this Agreement, including disputes arising under the common law or federal or state statutes, laws or regulations and disputes with respect to the arbitrability of any claim or controversy, shall be resolved exclusively by final and binding arbitration before a single experienced employment arbitrator selected by the parties and conducted in accordance with the agreement of the parties or as determined by the arbitrator. If the parties are unable to agree to an arbitrator, an arbitrator will be selected in accordance with the Employment Dispute Resolution (“EDR”) Rules of the American Arbitration Association (“AAA”). The arbitration will be conducted in League City, Texas, pursuant to the EDR Rules of the AAA, and the arbitrator shall have full authority to award or grant all remedies provided by law. Judgment upon the award may be enforced by any court having jurisdiction thereof. Each party shall pay the fees of their respective attorneys, the expenses of their witnesses, and any other expenses incurred by such party in connection with the arbitration. The prevailing party, as determined by the Arbitrator, may seek to recover its reasonable attorney fees and costs in accordance with applicable laws. Notwithstanding the foregoing provisions, either party shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of herein.

5.6  This Agreement shall be binding upon and inure to the benefit of the Company, and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

5.7  This Agreement replaces and extinguishes any previous agreements and discussions pertaining to the subject matter covered herein, including the prior agreement of the parties dated July 21, 2004. This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee’s employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by the Company that is not contained in this Agreement shall be valid or binding, except as set forth in any applicable Employee benefit plan. It is understood that, by signing below, Employee acknowledges that this Agreement supersedes any agreements or understandings regarding the subject matter covered herein made prior to the Employee signing this document. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors or its delegate, as appropriate.

IN WITNESS WHEREOF, the Company and Employee have duly executed this Amended and Restated Employment Agreement in multiple originals to be effective on the Effective Date.

EAGLE BROADBAND, INC.    EMPLOYEE

By: /s/ David Micek     /s/ Richard H. Sanger, Jr.
Name: David Micek     Richard H. Sanger, Jr.
Title: President and CEO

Date: 4/27/06      Date: 4/27/06